UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Res-Care, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9901 Linn Station Road

Louisville, Kentucky 40223

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 26, 2009

Res-Care, Inc. (“ResCare”) will hold its annual meeting of shareholders at its headquarters, 9901 Linn Station Road, 7th Floor, Louisville, Kentucky 40223 at 10:00 a.m. (EDT), on Friday, June 26, 2009, for the following purposes:

1.                           To elect two directors.

2.                           To ratify the selection of KPMG LLP as ResCare’s independent auditors for the fiscal year ending December 31, 2009.

3.                           To transact any other business that may properly come before the meeting or any adjournment or adjournments of the meeting.

The board of directors has fixed the close of business on April 17, 2009 as the record date to determine which shareholders are entitled to receive notice of the annual meeting and to vote at the meeting.

We appreciate and welcome your participation in ResCare’s affairs.  Whether or not you plan to attend the annual meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly to us in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By order of the Board of Directors

DAVID S. WASKEY
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 26, 2009:  The Proxy Statement and Annual Report on Form 10-K are available at www.rescare.com under “Investor Relations.”

2009 ANNUAL MEETING OF SHAREHOLDERS

General Information

Date, Time and Place

The annual meeting will be held at 10:00 a.m. (EDT), on Friday, June 26, 2009, at ResCare’s headquarters, 9901 Linn Station Road, 7th Floor, Louisville, Kentucky 40223, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. Your proxy is being solicited by the board of directors of ResCare. We will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders, the proxy card and ResCare’s Annual Report for the fiscal year ended December 31, 2008 to ResCare’s shareholders on or about April 27, 2009.

Record Date, Quorum, Vote Required

Shareholders who owned ResCare common shares at the close of business on April 17, 2009 are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 29,436,872 ResCare common shares and 48,095 ResCare Series A Convertible Preferred shares issued and outstanding. Each person who holds common shares is entitled to one vote per common share owned on all matters voted on at the annual meeting except for the election of directors. Each holder of the preferred shares is entitled to vote that number of shares into which each preferred share can be converted, which currently is 100. In the election of directors, cumulative voting applies.  Accordingly, you are entitled to vote the number of shares you own multiplied by two, which is the number of members of the board of directors to be elected at the meeting. You may cast all of your votes for one candidate or distribute your votes among two or more candidates. The preferred shares are represented on the board of directors by two directors who are elected solely by the preferred shareholders. The preferred shareholders are also entitled to vote for all other directors.

There must be a quorum in order to hold a valid meeting. There will be a quorum at the annual meeting if holders of at least a majority of the outstanding shares entitled to vote at the meeting are present in person or by proxy. The two nominees for director who receive the most votes will be elected. The proposal to ratify the selection of KPMG LLP as independent auditors and all other matters that may properly come before the annual meeting will each be approved if more votes are cast in favor of the proposal than are cast against it.

The inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the annual meeting and will determine if there is a quorum. The inspectors will treat abstentions as shares that are present and entitled to vote to determine if there is a quorum, but as not voted to determine if a matter is approved. Abstentions will have no effect on the election of directors. An abstention on the proposal to ratify the selection of the independent auditors will have no effect on whether that proposal is approved.

If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter (a broker non-vote), the inspectors will not consider those shares as present and entitled to vote on that matter. Broker non-votes will have no effect on the election of directors or any other proposals.

Voting and Revocation of Proxy

If your proxy card is properly signed and returned to ResCare and is not revoked, the proxy holder will vote according to your instructions. If there are no specific instructions on the proxy card, your proxy holder will vote the shares represented:

•                  FOR the election of the people nominated as directors in this proxy statement;

•                  FOR the ratification of the selection of KPMG LLP as ResCare’s independent auditors for the current fiscal year; and

•                  In the proxy holder’s best judgment on such other matters that may properly come before the annual meeting.

In addition, if any shareholder votes shares cumulatively in the election of directors or votes for a person other than the nominees named in this proxy statement or substitutes for those nominees, then the proxy holders will have the discretionary authority to vote your shares cumulatively and distribute the votes represented by proxy cards among the nominees listed in this proxy statement and any other nominees as the proxy holders, in their best judgment, determine.

You may revoke your proxy at any time in one of three ways by:

•                  giving written notice of the revocation to the Secretary of ResCare;

•                  signing and delivering a proxy with a later date; or

•                  attending and voting in person at the annual meeting.

Your proxy will not be revoked as to any matter that has already been voted on under the authority of the proxy at the time of the revocation. Your presence at the annual meeting does not by itself revoke the proxy.

Internet Availability of Proxy Materials

Pursuant to new rules adopted by the Securities and Exchange Commission, ResCare is providing access to its proxy materials over the Internet. All shareholders will have the ability to access the proxy materials on the Investor Relations page of our corporate website:  www.rescare.com.   Although we could have just provided you notice of the Internet availability of the proxy materials, we decided to send you a complete printed set of proxy materials. In the future, you may receive only a Notice of Internet Availability of Proxy Materials from ResCare, in which case you would have to request to receive a printed set of the proxy materials.

Ownership of Equity Securities

The following table shows information about the beneficial ownership of ResCare common shares as of March 31, 2009 by:

•                  each person known to ResCare who beneficially owns more than 5 percent of the outstanding ResCare common shares or who has filed a Schedule 13G or 13D with the Securities and Exchange Commission (SEC) with respect to ResCare shares;

•                  each of ResCare’s directors and nominees for director;

•                  each of ResCare’s executive officers named in the Summary Compensation Table; and

•                  all directors and executive officers of ResCare as a group.

Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)(3)		Percent of Class (2)

DIRECTORS AND NAMED EXECUTIVE OFFICERS
Ralph G. Gronefeld, Jr.	346,354	(4)	1.2%
Ronald G. Geary	225,000	(5)	*
Olivia F. Kirtley	59,737	(6)	*
Vincent F. Doran	43,457	(7)	*
David W. Miles	29,743	(8)	*
Paul G. Dunn	27,657	(9)	*
Robert E. Hallagan	21,985	(10)	*
David Braddock, Ph.D.	16,963	(10)	*
Steven S. Reed	12,000	(10)	*
James H. Bloem	7,000		*
William E. Brock	6,000		*
Patrick G. Kelley	5,000		*
Robert M. Le Blanc	0	(11)	*
All directors and executive officers as a group (13 persons)	800,896	(12)	2.7%

OTHER SECURITY HOLDERS WITH MORE THAN 5% OWNERSHIP
Onex Corporation	8,509,500	(13)	24.8%
FMR LLC	3,444,164	(14)	11.7%
Bank of America Corporation	3,016,512	(14)	10.2%
Barclays Global Investors, NA
Barclays Global Fund Advisors	2,010,394	(14)	6.8%
Barclays Global Investors, LTD
Dimensional Fund Advisors LP	1,637,870	(14)	5.6%

*              Indicates less than 1 percent of outstanding common shares.

(1)           The addresses of the people ResCare knows beneficially own more than five percent of the outstanding common shares are as follows: Onex Corporation, 161 Bay Street, Toronto, Ontario M5J 2S1 Canada; FMR LLC, 82 Devonshire Street, Boston, Massachusetts 02109; Bank of America Corporation, 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255; Dimensional Fund Advisors, LP, 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401; Barclays Global Investors, NA and Barclays Global Fund Advisors, 400 Howard Street, San

Francisco, CA 94105; and Barclays Global Investors, LTD, Murray House, 1 Royal Mint Court, London, EC3N 4HH United Kingdom.

(2)           Each named person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group. The number of shares includes shares that would be issued when a person converts convertible securities, when a person or group exercises options (including employee stock options) or when a director terminates service pursuant to the Non-Employee Directors Deferred Stock Compensation Program.

(3)           Three of our directors defer cash compensation under our Non-Employee Directors Deferred Stock Compensation Program. These deferred amounts will be paid out in shares of our common stock upon the director’s retirement or other termination of services with ResCare. The number of shares to which the directors would be entitled if their services with ResCare had terminated as of March 31, 2009, is included in the table, as follows: Ms. Kirtley — 11,174  shares; Dr. Braddock — 5,001 shares; Mr. Hallagan — 5,004 shares. The directors have no voting or investment power as to these shares.

(4)           Includes 2,801 shares held by the Retirement Savings Plan over which Mr. Gronefeld has no voting power, but does have investment power and 700 shares held in his wife’s IRA for which Mr. Gronefeld holds neither voting nor investment power.

(5)           225,000 shares subject to options that are presently exercisable.

(6)           Includes 32,100 shares for which Ms. Kirtley shares voting and investment power with her husband. Also includes 600 shares in her husband’s retirement plan for which Ms. Kirtley has neither voting nor investment power and 4,500 shares subject to options that are presently exercisable.

(7)           Mr. Doran resigned as an officer of ResCare and as an officer and director of its subsidiaries effective January 9, 2009.  Includes 1,000 shares for which Mr. Doran shares voting and investment power with his wife.

(8)           Includes 10,000 shares subject to options that are presently exercisable.

(9)           Includes 3,300 shares for which Mr. Dunn shares voting and investment power with his wife.

(10)         Includes 4,500 shares subject to options that are presently exercisable.

(11)         Mr. Le Blanc is a managing director of Onex Corporation, which controls the Onex Affiliates that hold ResCare common and Series A Convertible Preferred Shares. These shares are shown as beneficially owned by Onex Corporation.

(12)         Includes 253,000 shares subject to options that are presently exercisable.

(13)         Represents shares owned by four affiliates of Onex Corporation: Onex Partners, LP, Onex American Holdings II LLC, Onex US Principals LP and ResCare Executive Investco LLC (referred to in this proxy as the Onex Affiliates). Includes 4,809,500 common shares issuable upon conversion of 48,095 Series A Convertible Preferred Shares. The ownership information is based on the Schedule 13D/A filed with the SEC on June 29, 2004.

(14)         The ownership information is based on the Schedule 13G or Schedule 13G/A filed by each holder with the SEC reflecting shares beneficially owned as of December 31, 2008.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The board of directors is divided into three classes. Directors serve staggered three-year terms, and the term of one class of directors expires at each annual meeting. The board of directors proposes that the directors nominated below be elected or re-elected to the class and for the term as indicated below or until their successors have been elected.

Nominees

Unless you instruct them otherwise, the proxy holders intend to vote the shares covered by valid proxies FOR the election of the nominees named in the following table to the board of directors. If any of these people will not be available to serve as a director, the proxy holders will have the discretion to vote FOR a substitute. In addition, the proxy holders will have the discretion to vote or withhold their vote for any additional nominees named by shareholders and to vote cumulatively if any shareholder should vote cumulatively. The board of directors is not aware of any other circumstances in which any of the following people would not be available to continue to serve as a director, if elected.

Mr. Le Blanc and Mr. Gronefeld represent the holders of the preferred shares. As permitted under ResCare’s Articles of Incorporation, the preferred shareholders have elected Mr. Le Blanc and Mr. Gronefeld by unanimous written consent to the class and for the term as indicated below.

Name	Age	Director Since	Principal Occupation
Nominees
Class II — 2012
Ralph G. Gronefeld, Jr.	50	2006	President and Chief Executive Officer of Res-Care, Inc.
James H. Bloem	58	2007	Senior Vice President and Chief Financial Officer and Treasurer, Humana Inc.
Steven S. Reed	47	2003	Attorney, Reed Wicker, LLC

Continuing Directors
Class I — 2011
Olivia F. Kirtley	58	1998	Business Consultant
Robert E. Hallagan	65	2004	Vice Chairman of Korn/Ferry International
William E. Brock	78	2006	Founder and Chairman, The Brock Offices

Class III — 2010
Ronald G. Geary	61	1990	Chairman of the Board of Res-Care, Inc., President of Ellis Park Race Course, Inc.
Robert M. LeBlanc	42	2004	Managing Director of Onex Corporation
David Braddock	64	2004	Professor in Psychiatry, University of Colorado School of Medicine

James H. Bloem was appointed to the board of directors of ResCare in October 2007.  Mr. Bloem has served as Senior Vice President and Chief Financial Officer and Treasurer of Humana Inc. since joining Humana in February 2001.  Before joining Humana, Mr. Bloem served as a senior executive with Perrigo Company, a manufacturer of over-the-counter pharmaceuticals, personal care and nutritional products, and with Herman Miller, Inc., a manufacturer of office furniture and furniture systems.  An attorney and certified public accountant, Mr. Bloem is a director of Rotech Healthcare, Inc., which provides home medical equipment and services, and Warner Chilcott, Limited, a specialty pharmaceutical company.

Dr. David Braddock has served as a director of ResCare since 2004. Since 2001 he has been the Associate Vice President of the University of Colorado (CU) System, Executive Director of the Coleman Institute, and holder of the Coleman-Turner Chair in Cognitive Disability in the Department of Psychiatry in the School of Medicine at the CU Health Sciences Center. Dr. Braddock was at the University of Illinois at Chicago (UIC) from 1979 to 2001 as Professor of Human Development and Public Health, as the founding head of the Department of Disability and Human Development and of its research institute, and as an associate dean. Prior to UIC, he held positions with the Council for Exceptional Children, the Secretary’s Committee on Mental Retardation in the U.S. Department of Health, Education and Welfare, and with state developmental disabilities agencies in Texas, Missouri and Illinois. He is a principal author of the bi-annual publication of the State of the States in Developmental Disabilities and is a director of the International Special Olympics.

William E. Brock has served as a director since 2006. He is chairman of The Brock Offices, a firm specializing in international trade, investment and human resources which he founded in 1988. From 1985 to 1987, Mr. Brock served as the U.S. Secretary of Labor, and from 1981 to 1985, as the U.S. Trade Representative. He served as Chairman of the Republican National Committee from 1977 to 1981 and previously as a Member of the U.S. House of Representatives from 1963 to 1971 and as U.S. Senator for the State of Tennessee from 1971 to 1977. Mr. Brock serves as a Counselor and Trustee of the Center for Strategic and International Studies, and as a director of On Assignment, Inc., Catalyst Rx, and Strayer Education, Inc.

Ronald G. Geary, an attorney and certified public accountant, has served as a director since 1990. Mr. Geary is President of Ellis Park Race Course, Inc., a thoroughbred racetrack in Henderson, Kentucky. He was President of ResCare from 1990 to 2006 and Chief Executive Officer from 1993 to 2006. He was elected Chairman of the Board in June 1998. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993. Mr. Geary retired as President and Chief Executive Officer of ResCare effective June 22, 2006. He currently serves as Chairman of the Board. Mr. Geary is a director of Ventas, Inc., a real estate investment trust.

Ralph G. Gronefeld, Jr., a certified public accountant, has served as a director since November 2006 and as ResCare’s President and Chief Executive Officer, succeeding Ronald G. Geary, since June 2006. From 2002 through 2007, Mr. Gronefeld served as President of the Community Services Group after serving as Executive Vice President-Operations of that division from 2001 and as ResCare’s Chief Financial Officer from 1998 until 2001. He previously served as Executive Vice President of Operations for the Division for Youth Services and Vice President responsible for ResCare’s Alternative Youth Services and Youthtrack subsidiaries. Mr. Gronefeld joined ResCare in June 1995 as Director of Internal Audit. From July 1995 through March 1996, he served as interim senior administrator for ResCare’s west region in its Division for Persons with Disabilities. Mr. Gronefeld is a member of the United States Department of Labor Advisory Committee on Job Corps, a director and member of the Executive Committee of the Health Enterprises Network, and a member of the Bellarmine University Rubel School of Business Executive Advisory Board.

Robert E. Hallagan has served as a director of ResCare since 2004.  Mr. Hallagan is vice chairman of board leadership services for Korn/Ferry International, a provider of executive human capital solutions, ranging from corporate governance and CEO recruitment to executive search, middle-management recruitment and Leadership Development Solutions (LDS).  From 1997 to 2007, he served as Vice Chairman of Heidrick & Struggles, an executive search firm with over 1,300 search professionals in 57 offices, since 1997. From 1991 to 1997 he served as the firm’s President and Chief Executive Officer. Mr. Hallagan is co-founder and Chairman of the Center For Board Leadership, a joint venture with the National Association of Corporate Directors, of which he is also Chairman.

Olivia F. Kirtley, a certified public accountant, has served as a director of ResCare since 1998. Ms. Kirtley is former Chairman of the Board of the American Institute of Certified Public Accountants (AICPA) and of the AICPA Board of Examiners. From 1991 to 2000, Ms. Kirtley served as Vice President and Chief Financial Officer of Vermont American Corporation, a leading manufacturer and marketer of power tool accessories. Ms. Kirtley is a director of Papa Johns International, Inc., an international pizza company, US Bancorp, the 6th largest commercial bank in the United States, and Delta Dental, a dental benefits carrier.

Robert M. Le Blanc has served as a director of ResCare since 2004. He is a Managing Director of Onex Corporation. Before joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years and for five years prior to that he worked with GE Capital in a variety of positions including corporate finance and corporate strategy. Mr. Le Blanc is the Lead Director of Magellan Health Services, Inc., a provider of behavioral healthcare services, and a director of Emergency Medical Services, Inc., Center for Diagnostic Imaging, Inc., Skilled

Healthcare Group, Inc., First Berkshire Hathaway Life, Cypress Insurance, Carestream Health, The Warranty Group, and Connecticut Children’s Medical Center.

Steven S. Reed has served as a director of ResCare since 2003. Mr. Reed practices law at Reed Wicker, LLC, Louisville, Kentucky, where he is Managing Member. Mr. Reed was United States Attorney for the Western District of Kentucky from 1999 to 2001 and an Assistant U.S. Attorney for the same district from 1993 to 1999. Mr. Reed is a past Chair of the Board of Trustees of the University of Kentucky, and served as a Trustee from 1994 to 2006.

During 2008, there were six meetings of the board of directors. During this period, each director attended at least 75 percent of all meetings of the board of directors and of the committees on which he or she served during the year. The Board encourages all directors to attend the annual shareholders meeting, and all directors attended the 2008 annual shareholders meeting.

Executive Officers of ResCare

The executive officers of ResCare are Ralph G. Gronefeld, Jr., whose experience is described above, Paul G. Dunn, Patrick G. Kelley, David W. Miles, Richard L. Tinsley and David S. Waskey.

Mr. Dunn, age 43, has served as President of ResCare’s Arbor E&T operations, which provide development, training and placement for people with barriers to employment, since January 2006. Mr. Dunn served as ResCare’s Chief Development Officer from 1997 until 2006 and had responsibility for overseeing all of ResCare’s development activities and government relations. From 1999 to 2000, he also served as Executive Vice President for ResCare’s Alternative Youth Services and Youthtrack operations.

Mr. Kelley, age 44, rejoined ResCare in January 2008 as President of the Community Services Group, which is ResCare’s largest operating group. He had served as President of a division of The Rawlings Company, an insurance claims recovery company since April 2006.  Mr. Kelley was employed by ResCare for more than 19 years, previously serving as Senior Vice President from 2003 to 2006, Vice President of Operations of ResCare’s Central Region from 1999 to 2003, and as regional vice president for 12 states.

Mr. Miles, age 43, a certified public accountant, has served as Chief Financial Officer since 2005 and he served as Vice President, Controller from 2001 to 2006 with responsibility for overseeing all aspects of the accounting function including financial reporting and compliance with Sarbanes-Oxley regulations. He joined ResCare in March 1998 as Director of Financial Reporting. Prior to joining ResCare, Mr. Miles was with Ernst & Young LLP for ten years.

Mr. Tinsley, age 37, an attorney and certified public accountant, joined ResCare in 2007 as Chief Development Officer overseeing all of the company’s acquisition, growth and marketing efforts. Mr. Tinsley has experience in the home healthcare field as vice president of compliance and business development with Almost Family, Inc. and in U.S. and international planning and analysis as senior manager with Yum! Brands, Inc. Most recently he conducted his own consulting and legal practice serving as chief financial officer and legal counsel for a number of companies that were in transition and needed expert guidance.

Mr. Waskey, age 57, has served as ResCare’s General Counsel since joining ResCare in May 1992. Mr. Waskey currently serves also as Chief Compliance Officer and Secretary. Before joining ResCare, he was a partner in the Louisville, Kentucky office of Alagia, Day, Trautwein & Smith. Before beginning the practice of law in 1984, Mr. Waskey was a certified public accountant in public practice.

Independent Directors

As required by the rules of the NASDAQ Stock Market, the board of directors has determined that Olivia F. Kirtley, Steven S. Reed, Robert M. Le Blanc, David Braddock, Robert E. Hallagan, William E. Brock and James H. Bloem are independent directors as defined by its rules. In making its determination, the board complies with the NASDAQ corporate governance rules regarding director independence. The Board has determined that the relationships described in this proxy statement for Dr. Braddock, Ms. Kirtley and Messrs. Reed and Le Blanc are immaterial and do not affect the independence of these directors.

Committees of the Board of Directors

The standing committees of ResCare’s board of directors are its audit committee, executive compensation committee, corporate governance and nominating committee, mergers and acquisitions committee and ethics and compliance committee. Copies of the charters of each of the standing committees of our board of directors are available on our corporate website at www.rescare.com.  The board of directors appoints the members of each committee for a term beginning after the first regular meeting of the board following the annual shareholders meeting and until their respective successors are elected and qualified.

Committee Membership

The following chart shows the current committee membership, chairperson and the number of meetings held by each committee during 2008.

Member	Audit	Executive Compensation	Corporate Governance & Nominating	Mergers & Acquisitions	Ethics & Compliance
James H. Bloem	✓
David Braddock			✓		C
William E. Brock	✓	✓
Ronald G. Geary				✓	✓
Robert E. Hallagan	✓	C
Olivia F. Kirtley	C
Robert LeBlanc		✓	✓	C
Steven S. Reed			C		✓
Ralph G. Gronefeld, Jr.				✓
Number of meetings during 2008	6	4	4	15	4

Audit Committee

The audit committee selects the auditing firm to be retained each year as independent auditors of ResCare’s financial statements and to perform services related to the audit. It pre-approves any audit and non-audit services to be performed by the independent auditors. It reviews the scope and results of the audit with the independent auditors. It also reviews ResCare’s financial statements and results of operations, internal accounting and control procedures, financial reporting policies and practices, internal audit reports, and makes reports and recommendations to the board as it deems appropriate. The audit committee reviews and approves related party transactions and other transactions as required by applicable rules and regulations.  It has established procedures for anonymous submission of complaints or concerns regarding accounting, internal control over financial reporting and auditing matters and reviews and addresses any such submissions. Ms. Kirtley, Mr. Hallagan, Sen. Brock and Mr. Bloem serve on the audit committee, which Ms. Kirtley chairs. ResCare’s board of directors has determined that (1) all of the members of the audit committee are “independent” within the meaning of the rules of the NASDAQ Stock Market and the rules of the Securities and Exchange Commission under the Sarbanes-Oxley Act and (2) all qualify as “audit committee financial experts” within the meaning of the SEC rules.

Executive Compensation Committee

The executive compensation committee determines the cash and other incentive compensation, if any, to be paid to ResCare’s executive officers, reviews performance evaluations for the executive officers, and administers ResCare’s 2005 Omnibus Incentive Compensation Plan. Compensation decisions for the executive officers are made by the executive compensation committee. Decisions regarding equity compensation of the other employees are made by ResCare’s Chief Executive Officer under authorization guidelines approved by the executive compensation committee. In connection with the negotiation of the terms of Mr. Gronefeld’s most recent employment agreement as president and chief executive officer, the committee engaged an outside executive compensation consulting firm, Pearl Meyer and Partners, to provide data regarding the compensation paid to chief executive officers of healthcare companies with annual revenue ranging from $1.2 billion to $2 billion.  Messrs. Hallagan and Le Blanc and Sen. Brock serve on the executive compensation committee, which Mr. Hallagan chairs, and all are independent non-employee directors within the meaning of the applicable rules of the NASDAQ Stock Market and the SEC.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee exercises general oversight with respect to the governance of the board of directors. It reviews and recommends candidates for director, evaluates and recommends governance practices, leads the board performance review, makes recommendations concerning the size and composition of the board, reviews and recommends policies applicable to directors, including compensation and retirement, assesses the independence of directors, recommends membership of board committees, reviews shareholder proposals and makes recommendations of changes to ResCare’s Articles of Incorporation and Bylaws.  Messrs. Reed and Le Blanc and Dr. Braddock serve on the corporate governance and nominating committee, which Mr. Reed chairs, and all members are independent within the meaning of the rules of the NASDAQ Stock Market and the SEC.

Mergers and Acquisitions Committee

The mergers and acquisitions committee assists management in developing and implementing a strategic plan for ResCare’s acquisitions, strategic relationships, investments and growth activities and assists the board in reviewing, evaluating and approving such activities. Messrs. Geary, Le Blanc and Gronefeld serve on the committee, which Mr. LeBlanc chairs.

Ethics and Compliance Committee

The ethics and compliance committee assists the board of directors in monitoring the effectiveness of ResCare’s corporate compliance program. Dr. Braddock and Messrs. Reed and Geary currently serve as members of the ethics and compliance committee, which Dr. Braddock chairs.

Nomination Policy

In evaluating candidates for director, the corporate governance and nominating committee considers experience, mix of skills and other qualities desired to achieve appropriate board composition, taking into account the experience, skills and qualities of current board members and needs of the board and ResCare as identified by the committee from time to time. The committee has not established specific minimum criteria or qualifications because from time to time the needs of the board and Company may change. However, the committee will generally look for people who have demonstrated high ethical standards, integrity and sound business judgment.

Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by officers of ResCare. In 2008 ResCare did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates. The committee will consider candidate proposals by shareholders that comply with the requirements of ResCare’s bylaws and will evaluate candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the committee’s consideration should submit the candidate’s name and qualifications to the Company’s Secretary by fax to (502) 394-2281 or by mail to David S. Waskey, Secretary, ResCare, Inc., 9901 Linn Station Road, Louisville, Kentucky 40223.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the board of directors or individual directors may do so by writing in care of ResCare’s Secretary at 9901 Linn Station Road, Louisville, Kentucky 40223, or by fax to (502) 394-2281. The corporate governance and nominating committee has approved procedures for handling correspondence received by ResCare and addressed to the board of directors, or an individual director. The Secretary reviews any correspondence received in this manner to filter advertisements, solicitations, spam and other such items.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of ResCare’s compliance and internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters, which include an anonymous toll-free hotline at (866) 293-3863.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines for ResCare. A copy of the guidelines is posted on ResCare’s website noted above.

Certain Relationships and Related Transactions

Mr. Reed and his law firm Reed Wicker, LLC provide legal services to ResCare. Payments for these services totaled $19,929 for 2008.

Dr. Braddock provides occasional consulting services to ResCare under the terms of a consultation agreement with an organization affiliated with the University of Colorado of which Dr. Braddock is a member. The payments to the organization are $24,000 annually of which Dr. Braddock receives a portion.

Ms. Kirtley is a director of US Bancorp, which is a participant in the syndicate of lenders underwriting our credit facility and administers our purchasing-card program.

We lease some of our facilities under an operating lease with Ventas, Inc., a publicly traded, healthcare real estate investment trust for which Mr. Geary is a director. The lease commenced in October 1998 and extends through 2010. Lease payments totaled approximately $980,000 in 2008, which was less than 5% of the revenues of both Ventas and ResCare.  We estimate aggregate future rentals during the term of the lease to be approximately $1.7 million, subject to annual increases based on the consumer price index.

ResCare is party to a management services agreement with Onex Partners Manager, LP, an affiliate of Onex Partners LP under which Onex Partners Manager is retained to advise and assist ResCare’s management and board of directors from time to time on business and financial matters. Under the agreement, ResCare pays an annual management fee of $350,000, which did not exceed 5% of either ResCare’s or Onex Partners Manager’s consolidated gross revenues for fiscal 2008. The agreement will remain in effect until Onex Partners and its affiliates no longer hold at least 26,452 shares of ResCare preferred stock. Mr. Le Blanc is managing director of Onex Partners Manager.

Compensation Discussion and Analysis

Compensation Program Objectives

ResCare’s business goal is to provide quality services to people with special needs, while at the same time enhancing long-term shareholder value. We believe that the compensation of our executives should reflect the value the company attributes to their skills, experience, loyalty to the company and adherence to its mission. The compensation should serve as an incentive for the executives to remain with the company and to strive to achieve goals and objectives that contribute to the quality of services we provide to the people we serve and to long-term shareholder value in the company. We believe that the compensation of our executives should also be structured with sensitivity to ResCare’s employees and to the people we serve.

ResCare is unique in the human services industry because of the scope and variety of the services it provides. ResCare serves people with intellectual, cognitive, developmental or physical disabilities, mental illness, acquired brain injury, youth with emotional or behavioral challenges, adults with economic and other barriers to productive employment, and the elderly who need support services in order to remain in their own homes as long as possible. ResCare employees, particularly its direct care employees, work in industries that rely for the most part on government funding, which does not compensate such important work highly. Its executives, who have been with the company for many years, are knowledgeable about the business, strongly supportive of its mission and sought after by competitors and others interested in their talent. We feel strongly that we have a very talented group of executives and want them to remain with ResCare.

ResCare’s executive compensation program has been designed to support the objectives of promoting high quality service and strong operating and financial performance, while also taking into consideration ResCare’s mission and its employees and constituents. Specifically, our compensation program:

•                                         provides incentives and rewards that are based on individual, group and company-wide performance in achieving quality of service and financial goals as identified in ResCare’s strategic business plan;

•                                         provides sufficient value to attract and retain talented employees on a long-term basis; and

•                                         links the interests of executives with the long-term performance of the company and interests of shareholders by making equity-based awards a significant element of executive compensation through grants of restricted stock structured to vest over multi-year periods and which, in some cases, are also performance-based.

Historically, we have used employment contracts with executive officers as well as other key employees to recruit and retain the high quality employees that we need and desire. Our employment contracts are individually negotiated and approved by the executive compensation committee and provide the basis for the compensation package for the named executive officers.

We consider a number of factors in determining the levels of total compensation for our executives, including the executives’ roles and responsibilities in the company, their experience and expertise, compensation levels for peers within the company, compensation levels in the marketplace for people in similar positions and performance of the executive and the company as a whole. The executive compensation committee provides overall guidance for our executive compensation policies and determines the amounts and elements of the compensation packages for executives. The committee reviews the total package including all forms of compensation and benefits and the potential total future value of the compensation decisions made.

In January 2005, the executive compensation committee engaged an independent compensation consultant, Pearl Meyer and Partners (PM&P), to assist in a comprehensive reassessment of the company’s executive compensation in which we developed new compensation packages for our executive officers. The executive compensation committee assessed competitive market compensation using a number of sources, the primary one of which was publicly available information reported by a peer group comprised of the twelve companies listed below:

Apria Healthcare Group
Extendicare, Inc.
Genesis HealthCare Corporation
Gentiva Health Services, Inc.
Lifepoint Hospitals, Inc.
Lincare Holdings, Inc.
Pediatrix Medical Group, Inc.
Province Healthcare Company
Renal Care Group, Inc.
Select Medical Corporation
Sun Healthcare Group, Inc.
Sunrise Senior Living, Inc.

The peer group includes long-term healthcare, home healthcare and specialized healthcare companies of similar revenue size, with an emphasis on multi-site healthcare service companies, similar to ResCare.  In addition to the peer group proxy data, we also considered general industry survey data of position-based compensation levels, but none of our compensation decisions were materially predicated on any one of these sources of survey data.

The committee, with the assistance of PM&P, analyzed the compensation packages of ResCare’s executives compared with the peer group. At the time, our revenue ranked at the 50th percentile of the peer group and our net income and operating income ranked at the 43rd and 55th percentiles respectively. Our executive officers, however, including our president and CEO, were in the bottom quartile of the peer group for total compensation.

In addition to its comparison with the peer group, the consultant and the committee also considered the following factors in arriving at the level of salary and other compensation:

•                                          the unique nature of ResCare’s business within the peer group, as described above;

•                                          the complexity of the business and its highly regulated nature. ResCare currently operates in 40 states, Washington, DC, Puerto Rico, Canada, the United Kingdom, the Netherlands, Germany and Bahrain. Its Job Corps operations are subject to United States Department of Labor requirements and federal government contract regulation, its workforce development operations are subject to federal and local regulations and criteria, and the community service group operates in 32 states, each of which has its own reimbursement system and regulations. The people ResCare serves are some of the most vulnerable and regulations concerning their care are extensive. States operate on annual budgets which affect the reimbursement environment in which ResCare operates. ResCare’s executives must understand the complexities of the various systems and be able to manage operations within them;

•                                          the special needs of the people we serve. As described above, ResCare serves people with many different special needs including those with developmental disabilities, those from disadvantaged backgrounds, the elderly, and people seeking assistance with barriers to employment. These are vulnerable populations who are served by dedicated employees, and the company is sensitive to compensation of the company’s executives in relation to the living situations of the people it serves and the compensation of its employees providing those services;

•                                          wage freezes over the 2001 to 2004 period for many ResCare operations;

•                                          the length of service of the executives. Our executive officers have all been with the company for several years and have experienced both periods of economic growth and recessions.  Their skills and experience had contributed greatly to the renewed growth and the company wanted to retain their skills to continue the momentum and reward their loyalty and service; and

•                                          the executives’ understanding of and commitment to the company. As described above, the executives have been with the company for significant lengths of time and have acquired an understanding of its operations and the complexities of its business. They have also demonstrated their commitment to the company during more difficult times and should be rewarded for that loyalty.

The executive compensation committee, with the assistance of PM&P and in consultation with, and considering the recommendations of, Ronald Geary, then ResCare’s Chief Executive Officer, established new compensation packages for the executive officers (other than Mr. Geary) in their employment agreements for the three-year period from 2005 through 2007.  These agreements generally brought the targeted compensation of our executive officers closer to the median of the designated peer group, rewarded them for their hard work, and provided incentives for them to remain with the company to continue its momentum and growth. We believed, again given the unique nature of ResCare’s business, its social services mission, funding sources and its clients and employees, that it was appropriate to try to achieve a compensation level in the mid-range of the peer group rather than being a market leader in compensation. We do not want our executives’ compensation to be excessively disproportionate to the compensation of people in our operations, especially those who provide the direct services to the people we serve.

When Mr. Gronefeld assumed the position of President and CEO of ResCare in June 2006, the executive compensation committee negotiated a new employment agreement with him for a term through December 31, 2011. PM&P assisted the committee, providing data regarding the compensation paid to chief executive officers of a peer group of healthcare companies with annual revenue ranging from $1.2 billion to $2 billion.  The following 10 companies comprised the 2006 peer group:

Apria Healthcare Group, Inc.
Extendicare Inc.
Genesis HealthCare Corporation
Gentiva Health Sciences, Inc.
LifePoint Hospitals, Inc.
Pediatrix Medical Group, Inc.
Province Healthcare Company
Renal Care Group, Inc.
Sun Healthcare Group, Inc.
Sunrise Senior Living, Inc.

Under his 2006 agreement, Mr. Gronefeld’s base salary was increased by 10 percent to reflect his new and increased responsibilities. His incentive compensation has the same structure as his prior employment contract, except that the quality performance goals changed from criteria applicable only to our Community Services Group (CSG) to performance criteria for all three major segments of ResCare’s business.  The new agreement also provided for two awards of restricted stock, one for 300,000 shares and one for 100,000 shares, if financial performance targets are met. The 300,000 share award has both performance-based and service-based characteristics.  The shares were issued in August 2007, when the company achieved net income target of $19.5 million for the twelve-month period ended June 30, 2007.  We expected the net income target to be achieved, but it was not certain because of normal business uncertainties and unique nature of our business.  Vesting extends over four years as an incentive for Mr. Gronefeld to remain with the company for at least that period.  The second award for 100,000 shares of restricted stock is solely performance-based.  These shares were granted at the outset of the agreement and vest in their entirety only if a second net income target for any calendar year is achieved. This second net income target is substantially greater than the annual net income ResCare has reported in any year to date and is considered to be a very challenging target to achieve.  The terms new agreement are discussed in greater detail below under “Employment Agreements.”

In 2007 we completed new executive agreements with our four named executives other than Mr. Gronefeld for terms through the end of 2011, which is also when Mr. Gronefeld’s present agreement expires.  Our executive compensation committee did not conduct an analysis of peer group performance or executive compensation in connection with the negotiation of the new employment agreements as it did in 2005.  The committee recently conducted an analysis of executive officer compensation for use in future compensation decisions.

The compensation packages in the new agreements, in general, reflect the compensation program objectives and considerations described above and include compensation components comparable to those in our executives’ prior employment agreements.  The new agreements also reduce the variations among the compensation packages of our executive officers to make them more standard.  For example, the component of incentive compensation based on the company’s performance will now be uniformly measured by the attainment of a net income target.  The contracts are described in detail below, following the Summary Compensation Table.  The committee consulted from time to time with our CEO Mr. Gronefeld in negotiating the new employment agreements and in particular regarding the agreement with Mr. Kelley, who succeeded Mr. Gronefeld in 2008 as President of our Community Services Group.

Components of Executive Compensation

The three primary components of ResCare’s executive compensation are base salary, annual cash incentive and long-term incentive compensation in the form of performance-based and service-based restricted stock awards. ResCare also contributes to the retirement savings plan for the executives at the same rate as for other employees, up to the limit permitted by law for highly compensated employees. We provide automobile allowances for executives whose operations permit reimbursement for such expense and we reimburse Messrs. Gronefeld, Doran and Dunn for the expenses of an annual physical to the extent not covered by insurance. The employment contracts also provide for additional benefits that do not involve material cost but which we also describe elsewhere in this proxy statement. ResCare does not provide material perquisites to its executive officers.

The employment agreements for our executives provide for approximately equal amounts of base salary and cash incentive compensation.  The incentive compensation is earned only if the company attains an annual net income goal and the executive attains performance goals related to his individual responsibilities.  The third component is restricted stock. The agreements for our executives other than Mr. Gronefeld provide for annual restricted stock awards subject to service-based or performance-based criteria.  The compensation under these packages increases reasonably and rationally rather than quickly and in large intervals; salary increases are gradual, incentive compensation is based on annually established goals, service-based restricted share awards vest over four years, and performance-based restricted share awards (with one exception) vest immediately when earned.  Mr. Gronefeld’s agreement provides for two substantial restricted stock awards, for 300,000 and 100,000 shares, respectfully, that are performance-based as described below.  Mr. Gronefeld received the 300,000 share award when the company met a twelve-month net income target of $19.5 million as of June 30, 2007.  The award vests over four years.  Components of the compensation packages are discussed after the following table.

For 2008, the mix of compensation earned by each named executive officer was as follows:

Executive	Base Salary as % of Total Compensation (1)	Annual Cash Incentives as % of Total Compensation	Long Term Equity as % of Total Compensation (2)
Mr. Gronefeld	65.0%	35.0%	—%
Mr. Miles	54.9%	28.2%	16.9%
Mr. Kelley	62.4%	21.2%	16.4%
Mr. Doran	71.5%	8.2%	20.3%
Mr. Dunn	53.1%	27.3%	19.6%

(1)                                  As used in this chart, “Total Compensation” includes the sum of base salary, actual annual cash incentive, and grant-date value of equity awards.

(2)                                  Includes grant date values of restricted stock awards made in 2008.

Base Salaries

The base salaries of ResCare’s named executive officers were established through the negotiation of their employment agreements, taking into consideration the factors discussed above.  Base salaries are designed to be market competitive, not market leaders.  We believe salaries are appropriate based on our senior officers’ responsibilities to head significant business units or functions and the objectives of our compensation program discussed elsewhere in this section.

Base salaries are subject to annual increases equal to the greater of 5 percent or cost-of-living increases based on a common government index. However, Mr. Gronefeld’s salary does not increase if ResCare’s net income as it is defined in his employment agreement does not equal at least 90 percent of the annual net income target established by the board of directors. Net income is calculated in accordance with generally accepted accounting principles excluding extraordinary non-cash or non-recurring non-cash charges or losses and other items the executive compensation committee determines are appropriate.

Messrs. Gronefeld, Kelley and Miles elected to waive the 5 percent increase in base salary for 2009 in light of the general economic environment and the financial pressures being faced by many of our dedicated employees.  It also demonstrates the commitment of our senior executives to the welfare of our company, its customers and its employees.

Non-Equity Incentive Compensation

The annual non-equity or cash incentive compensation is designed to support the company’s strategic business plan and to reward achievement of individual, group, and company-wide quality of service, operational and financial goals. The executive compensation committee annually establishes financial and non-financial performance measures with threshold and maximum performance targets for our named executive officers, in consultation with the CEO. In 2008, each executive’s bonus was based 50% on company performance and 50% on individual performance or, in Mr. Gronefeld’s case, company quality criteria.  We believe that the executives should not be rewarded with incentive compensation unless the company is performing well; therefore, before any cash incentive can be awarded, ResCare’s performance must meet or exceed 90 percent of the net income target established by the board of directors for the applicable year. The board of directors and management generally sets the net income target at levels that are achievable but challenging for the company to attain.  For 2008, the net income target was $53,031,000 and the 90% threshold was $47,728,000.  Actual net income was $36,560,000.  However, the compensation committee elected to exclude a charge of $20,300,000 recorded in 2008 ($12,375,000 net of tax), resulting in adjusted net income of $48,935,000.  The charge was recorded to increase our legal reserves to reflect the estimated cost to resolve four separate ongoing legal matters.  These matters involved very different claims -- a car accident, an insurance coverage dispute, a client care incident, and a real estate contract dispute — and each arose from events that occurred several years before 2008.  The compensation committee believed it was appropriate to exclude the impact of a charge unrelated to executive performance during 2008.  Each of the named executives earned 11.4% of salary (out of a possible 50% of base salary for the company performance goal) based on the company’s achievement of $48,935,000 in net income.  Individual and division performance goals are based on factors that are within the executive’s area of responsibility, are critical to achievement of ResCare’s strategic plan for a given year and are challenging for the executives to achieve. For the executives’ goals for 2009, company performance was weighted equally with individual and group performance measures.

The non-company performance related goals for 2008 were as follows:  Mr. Gronefeld’s goals related to performance of the Community Services Group (CSG) under its Best In Class quality measurement tool (25%), quality performance measures for the Job Corps operations (7.5%), quality performance measures under contracts for the Arbor workforce operations (7.5%), and succession planning (10%).  Mr. Miles’ goals as CFO related to managing his department’s budget within targeted levels (10%), improving customer satisfaction levels (5%), attaining company objectives related to the results of the annual audit (7.5%) and internal controls (10%), enhancing operational knowledge and building relationships with operations process management (10%), and financing (7.5%).  Mr. Kelley’s goals related to the performance of the Community Services Group under its Best In Class quality measurement tool (15%), achieving budgeted CSG revenue (10%), meeting CSG margin and accounts receivable targets (7.5% each), and achieving budgeted CSG contribution (10%).  Mr. Doran’s goals related to retaining two Job Corps contracts (15% each) and meeting the budget expectations for our international services unit (20%).  Mr. Dunn’s goals related to the performance of our Arbor E&T unit and included establishing a quality measurement system for Arbor and performing at a level of at least 90% under it (5%), meeting state contract performance criteria (5%), avoiding penalties under a significant state contract (5%), achieving budgeted revenue (15%), meeting Arbor accounts receivable targets (5%), and budgeted Arbor contribution (15%).  Because we intend the earnings targets for the company and the group and individual goals to be challenging, the maximum possible incentive award is 100 percent of the executive’s base salary.

We discuss the incentive compensation earned by each of the named executive officers based on performance during 2008, and each of their performance goals for 2009, in the discussion of the employment agreements that follows the Summary Compensation Table.

Equity-based Incentive Compensation

Since 2005, ResCare’s equity-based incentive compensation for executive officers has been principally in the form of restricted stock awards. We determined, after consultation with PM&P, that use of restricted stock would better serve our purposes of promoting employee retention and linking executives’ interests more closely with those of our shareholders and ResCare’s long-term performance. In addition, under Statement of Financial Accounting Standard 123R, Share-Based Payment (FAS 123R) the grant of stock options is now less attractive to the company because of the impact on the company’s financial statements. The accounting for stock options also results in volatility of earnings calculations each quarter and increases the administrative burden for the company. The value of restricted stock is measured at the time of the grant only, which simplifies the accounting and provides a more consistent calculation of financial impact. We believe that restricted stock that vests over longer periods of time, as the awards to our executives do, also tends to promote the kind of longer-term planning and strategies for the company that we believe serve as a greater incentive for retention of the valuable employee. The restricted stock awards for the executives are based on their employment agreements. The awards for the executives, except for Mr. Gronefeld, require satisfaction of both service-based and performance-based criteria, with the larger percentage being performance-based as discussed in the descriptions of the employment agreements in this proxy statement.

The restricted stock awards for Mr. Gronefeld all require satisfaction of performance-based criteria as we discuss later in this section.

Section 162(m) of the Internal Revenue Code (Code) as amended provides generally that the compensation paid by publicly-held companies to the chief executive officer and the four most highly paid senior executive officers (other than the chief executive officer) in excess of $1 million per executive will be deductible by ResCare only if paid pursuant to a qualifying performance-based compensation plan approved by ResCare shareholders. The 2005 Omnibus Incentive Compensation Plan includes performance criteria intended to have certain awards qualify as performance-based compensation for purposes of Section 162(m). Performance-based awards reduce the income tax payable by the company despite their resulting in more compensation expense, a non-cash item. While the company intends for compensation in excess of $1 million to fall generally within this exception, the executive compensation committee wants to maximize the effectiveness of ResCare’s executive compensation plans and in that regard, the committee intends to maintain flexibility to take actions that may not fall within the exception if the committee deems them to be in the best interests of the company and its shareholders. In 2008, the annual incentive compensation and performance-based restricted stock awards qualified for the exception.

Timing of Equity Grants

Restricted stock awards, including those to our executive officers, have been made on fixed dates under employment agreements with management employees within limits of authority given by the executive compensation committee to Mr. Gronefeld or on the date the committee approves a grant if it is not within the authority limits. We generally have and do execute employment agreements with management employees in large groups as their previous employment agreements expire or as they are initially hired by the company. In general, the vesting dates are uniform among the awards. In the past, stock option grants had been awarded at one of two times. Options were awarded on fixed dates specified in employment agreements within authorization limits given by the executive compensation committee to our President and CEO or to groups of employees at various levels of responsibility toward the beginning of a calendar year at a regularly scheduled meeting of the board of directors. There has not been and is not any relationship between the timing of awards and our release of material non-public information.

Change of Control and Severance Provisions

The employment agreements with our executives include a change of control provision which would accelerate the vesting of any restricted share awards if there is a change of control of the company as that term is defined in our 2005 Omnibus Incentive Compensation Plan, adopted by ResCare’s shareholders in June 2005. Vesting of restricted stock awards also accelerates upon the employee’s death or disability. The vesting acceleration provisions are also included in the form of restricted stock award agreement that we use for all employees who receive restricted stock awards and are not exclusive to the executive officers.

In addition, the executives’ employment agreements provide that if an executive’s employment is terminated without cause or if the employment agreement is not extended by the company, the executive’s base salary will continue for a period of twelve months, except for Mr. Gronefeld who is entitled to receive twice his base salary in monthly installments paid over a period of up to one year.  Mr. Gronefeld and Mr. Miles are also entitled to receive lump sum payments equal to up to three times base salary in the case of Mr. Gronefeld, and equal to two times base salary in the case of Mr. Miles, if terminated without cause within two years after a change of control occurs. ResCare has employment agreements with many of its management employees throughout the company and all the agreements contain a severance provision under which the employee receives base salary from three to six months after termination, similar to the severance for the executives. We believe it is appropriate to include these protections for our executives to further our objectives of retaining key executives, and we concluded that the severance provisions were reasonable to help assure the executives that they would be treated fairly in the event of a tender offer, takeover bid or change of control. Particularly in the case of a change of control, the executive officers could be at risk if a new owner would make significant changes in the direction of the company to which these executives are committed, toward which they have been working and on which their performance is based. We believe these severance provisions are not excessive and are fair to our executives. The change of control and severance provisions are described more fully in the discussion of employment agreements following the Summary Compensation Table and in the table entitled Potential Payments Upon Termination or Change in Control below.

We do not provide our executives with tax gross-up protection if the benefits provided upon or following a change in control result in excise taxes under Section 280G of the Internal Revenue Code.

Chief Executive Officer’s Compensation

When Mr. Gronefeld assumed the position of President and CEO of ResCare in June 2006, the executive compensation committee negotiated a new employment agreement with him for a term through December 31, 2011. His base salary was increased by 10 percent from $362,500 to $400,000 due to the new and increased responsibilities he assumed in that position. The salary increase was in part an acceleration of a salary increase for 2007 that was included in his 2005 employment agreement as president of our Community Services Group (CSG). His incentive compensation has the same structure as in his prior employment contract, and the agreements of the other executives described below, except that the quality performance goals changed from criteria applicable only to CSG to performance criteria for all three major segments of ResCare’s business: CSG, Job Corps and Employment and Training Services. The new agreement also provided for two awards of restricted stock, one for 300,000 shares and one for 100,000 shares, if financial performance targets were met. The net income target for the 300,000 restricted share award was $19.5 million for the twelve-month period ended June 30, 2007. That target was met, and we issued 300,000 shares of restricted stock to Mr. Gronefeld in August 2007.  Sixty thousand shares, or 20% of the award, vested upon issuance, an additional 20% vested on each of January 1, 2008 and 2009, and 20% vests on January 1 of each of the next two years.  In addition, upon the execution of the employment agreement, Mr. Gronefeld was awarded 100,000 shares of restricted stock that vest in their entirety if a second net income target for any calendar year is achieved. The net income target for the award is substantially greater than the annual net income ResCare reported in any year to date and is considered to be a very challenging target to achieve.  The compensation recognized for financial purposes for Mr. Gronefeld’s awards is highest in 2007, when the net income target for the 300,000 share award was attained, and decreases in subsequent years as those shares vest in annual increments.

The executive compensation committee consulted with PM&P and outside counsel, and we consulted with outside tax counsel, securities counsel and corporate counsel in reviewing the restricted stock awards to Mr. Gronefeld and their qualification as performance-based awards under IRC 162(m). The committee reviewed Mr. Gronefeld’s total compensation package, including the effect of the restricted stock awards on the company’s financial statements, with the full board of directors, which approved the package.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee

Robert E. Hallagan, Chair

William E. Brock

Robert M. Le Blanc

Executive Compensation

Summary Compensation Table

The following table provides information concerning compensation awarded to or earned by the named executive officers of ResCare for the years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Ralph G. Gronefeld, Jr. President and Chief Executive Officer	2008 2007 2006	$440,000 400,005 379,796	$1,479,072 2,902,838 1,431,051	$237,160 178,500 370,000	$9,200 9,000 12,168	$2,165,432 3,490,343 2,193,015
David W. Miles Chief Financial Officer	2008 2007 2006	300,000 240,761 241,690	62,207 44,687 19,722	154,200 96,350 200,737	6,448 37,951 6,174	522,855 419,749 468,323
Patrick G. Kelley President — Community Services Group (4)	2008	350,000	12,572	118,650	6,462	487,684
Vincent F. Doran Former President — Employment and Training Services Group (5)	2008 2007 2006	325,000 317,798 309,994	435,587 98,177 68,896	37,050 148,640 155,000	22,213 22,200 40,495	819,850 586,815 574,385
Paul G. Dunn President — Arbor E&T	2008 2007 2006	250,000 249,995 249,667	57,879 65,452 45,931	128,500 166,875 212,500	9,200 33,038 99,957	445,579 515,360 608,055

(1)           The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year of restricted stock awards made pursuant to the 2005 Omnibus Incentive Compensation Plan and the executives’ employment agreements in accordance with FAS 123R. The fair value of the awards is based on the closing market price of common stock on the date of award and is being amortized over the estimated service period to achieve the performance targets for vesting. Assumptions used in the calculations of these amounts are included in footnote 11 to ResCare’s audited financial statements for the fiscal year ended December 31, 2008 included in ResCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

(2)           Non-equity incentive compensation paid to the executive officers is based on attainment of performance goals for the fiscal year approved by the executive compensation committee of the board of directors and as otherwise provided in their employment agreements. The 2008 amounts were determined by the executive compensation committee at its March 2009 meeting and paid out shortly thereafter.

(3)           All Other Compensation represents matching contributions allocated by ResCare to the Retirement Savings plus, with respect to Mr. Doran alone, a $13,200 car allowance.

(4)           Mr. Kelley rejoined ResCare in his current position effective on January 1, 2008.

(5)           Mr. Doran retired from ResCare effective on January 9, 2009

Grants of Plan-Based Awards Table

The following table provides information about equity and non-equity awards granted to named executive officers in 2008.

	Grant	Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock Awards ($) (5)
Name	Date	Date (1)	Threshold ($)	Target ($)	Threshold (#)
Ralph G. Gronefeld	n/a	n/a	$33,000	$440,000
David W. Miles	n/a 7/15/08	n/a 4/11/08	15,000	300,000	—	5,000	$92,200
Patrick G. Kelley	n/a 7/15/08	n/a 12/21/07	26,250	350,000	—	— 5,000	92,200
Vincent F. Doran	n/a 7/15/08	n/a 4/11/08	48,750	325,000	—	— 5,000	92,200
Paul G. Dunn	n/a 7/15/08	n/a 4/11/08	12,500	250,000	—	— 5,000	92,200

(1)                                The action date is the date on which the executive compensation committee approved the terms of the executive’s employment agreement and the restricted stock awards are made pursuant to the terms of these agreements.

(2)                                The amounts shown in the “Threshold” column assume that the 90% of the company net income target has been attained. Under the executives’ employment agreements, there are no payments of non-equity incentive compensation unless the company meets or exceeds 90% of its annual net income targets as established by the executive compensation committee.  If the company attains the threshold net income target, the executive would receive incentive compensation only if he also attains one or more individual performance targets.  The amount shown assumes the attainment of one individual target representing the smallest percentage of salary.  The target payout is 100% of the executive’s base salary, which is the maximum cash incentive compensation paid if all target criteria are met. Actual cash incentive compensation may range between the threshold and the target amounts. Personal performance targets are described in the discussion of the executives’ employment agreements below.

(3)                                Under their employment agreements, the named executives other than Mr. Gronefeld are eligible to receive annual awards of restricted shares if the company meets or exceeds 95% of its annual net income targets as established by the executive compensation committee.  The award vests immediately.  The awards to Mr. Doran vested on January 9, 2009 in connection with his retirement on that date.

(4)                                Under their employment agreements, each of the named executives other than Mr. Gronefeld received an award of 5,000 restricted shares on July 15, 2008.  Beginning on June 1, 2009, 1,250 of the shares vest on June 1 of each year through 2012, provided the executive is then employed by ResCare.

(5)                                The grant date fair value of each equity award is computed as of July 15, 2008 in accordance with FAS 123R.

Employment and Other Agreements

Employment agreements with named executive officers

ResCare has employment agreements with all of its named executive officers. The agreements are substantially similar to each other, and were approved by the executive compensation committee of the board of directors (the “committee”).  Effective July 1, 2006, we entered into a new employment agreement with Mr. Gronefeld upon his promotion to President and CEO.  We entered into an employment agreement with Mr. Kelley effective January 1, 2008, when he joined ResCare as President of our Community Services Group.  We also entered into employment agreements with Messrs. Doran, Dunn and Miles effective January 1, 2008, and subsequently amended Mr. Doran’s employment agreement in connection with his retirement, which became effective January 9, 2009.

Term. The agreements all are for terms expiring on December 31, 2011, and may be renewed for successive one-year terms at the company’s option with the executive officer’s consent.

Base Salary. Messrs. Gronefeld, Kelley and Miles elected to waive their contractual annual salary increases for 2009 in light of the general economic environment and the financial pressures being faced by many of our employees.  Under the employment agreements, base salaries for 2009 are:

•                  $440,000 for Mr. Gronefeld;

•                  $300,000 for Mr. Miles;

•                  $350,000 for Mr. Kelley; and

•                  $262,500 for Mr. Dunn.

In each case, base salary increases annually by the greater of 5% or the percentage by which the consumer price index for “All Urban Consumers, All Items” increases during the prior twelve months.  Mr. Gronefeld’s agreement provides that the Company may suspend his salary increase if its net income for the immediately previous year does not equal at least 90% of the annual net income target as defined in the agreement.  Mr. Doran’s amended employment agreement provides that he will continue to receive installments of his base salary at its 2008 level for the 12 months following his January 9, 2009 retirement date.  Mr. Doran’s base salary for 2008 was $325,000.

Cash Incentive Compensation. Each of the executive officers is eligible to receive annual cash incentive compensation based upon the attainment of both company performance criteria and, except for Mr. Gronefeld, individual performance criteria. Mr. Gronefeld’s cash incentive compensation is based on the company attaining financial and quality performance criteria. Beginning in 2008, company performance for all of the executive officers has been measured against net income rather than EBITDA as in prior years for certain executives.  Before any executive can earn cash incentive compensation, ResCare must meet or exceed 90% of its annual net income target.  Net income may be increased by extraordinary charges or losses and other appropriate additions as determined by the executive compensation committee.  Any net income adjustments also apply to the net income thresholds.  The individual performance criteria reward the attainment of strategic objectives by the business unit managed by each executive.  The criteria were established by the executive compensation committee and ResCare’s management team.

Each executive is eligible for cash incentive compensation of up to 100% of his base salary. For each executive other than Mr. Gronefeld, a maximum of 60% of the cash incentive can be based on the company’s net income performance and a maximum of 60% can be based on the performance of the group or unit the executive directs. For Mr. Gronefeld, a maximum of 70% of the cash incentive can be based on the company’s net income performance and a maximum of 70% can be based on the company’s quality performance.  The two percentages must total 100% and are established annually by the executive compensation committee.

The company component is measured against a range between the annual net income target set by the board and the net income threshold that must be met for any bonus to be granted. This range is referred to as the incentive range. A percentage factor is applied to the maximum percentage for the company component to arrive at the actual company component for that year.  The percentage factor is equal to 60% plus 40% multiplied by the difference between the company’s actual net income performance and the established net income threshold divided by the incentive range.

In 2008, each executive’s bonus was based 50% on company performance and 50% on individual performance or, in Mr. Gronefeld’s case, company quality criteria.  The compensation committee determined that ResCare exceeded $47,728,000, or 90% of its 2008 net income target of $53,031,000, after adjusting net income to exclude the charge to increase legal reserves, as described above under “Compensation Discussion and Analysis — Components of Executive Compensation -- Non-Equity Incentive Compensation.”  Each of the named executives earned 11.4% of salary based on the company performance.  For 2009, the percentage allocated to both company and individual performance is again 50%.

Mr. Gronefeld was awarded cash incentive compensation of $237,160 for 2008, or 53.9% of salary, of which 11.4% was based on the company’s net income and 42.5% was based on individual goals.  His 2008 individual goals included quality performance criteria for the Community Services Group (25%), the Arbor E&T unit (7.5%), and Job Corps centers (7.5%) and on achieving implementation targets for ResCare’s succession planning initiative (10%).  Mr. Gronefeld achieved all of the goals except the Arbor quality criteria. For 2009, 35% of Mr. Gronefeld’s bonus is based on attaining quality performance ratings of 90% or more in each of the three units

(CSG 20%, Job Corps 7.5% and Arbor 7.5%).  In addition, 15% of the bonus will be based on achieving performance targets for contribution by the international services unit (10%), and leadership development in connection with the strategic plan (5%).

Mr. Miles was awarded cash incentive compensation of $154,200 for 2008, or 51.4% of salary, of which 11.4% was based on the company’s net income and 40% based on individual goals.  His 2008 individual performance goals included managing his department’s budget within targeted levels (10%), improving customer satisfaction levels (5%) and attaining company objectives with respect to audit quality (7.5%), internal control (10%), process management (10%), and finance (7.5%).  Mr. Miles was credited with 5% each for the internal controls and process management objectives, and attained the other performance goals in full.  For 2009, Mr. Miles’ individual performance component is based on managing the department budget within targeted levels (10%) and attaining company objectives with respect to annual audit results (10%), internal control (10%), finance (10%) and integration of the international services unit (10%).

Mr. Kelley was awarded cash incentive compensation of $118,650 for 2008, or 33.9% of salary, of which 11.4% was based on the company’s net income and 22.5% based on the performance of our Community Services Group.  His 2008 performance goals included meeting CSG quality goals (15%) and achieving CSG targets for budgeted revenue (10%), operating margin (7.5%), accounts receivable (7.5%) and contribution (10%).  CSG attained the quality goals and operating margin target.  For 2009, Mr. Kelley’s individual performance component will be based on the Community Services Group’s attainment of performance targets in the following areas: achieving a level of at least 90% under the quality measurement system for CSG (15%) and achieving CSG’s performance targets for revenue (10%), accounts receivable (7.5%), operating margin (7.5%) and contribution (10%).

Mr. Doran was awarded cash incentive compensation of $37,050 for 2008, or 11.4% of salary, all of which was based on the company’s adjusted net income.  His 2008 performance goals included maintaining two Job Corps contracts (15% each) and meeting budget expectations of the international services unit (20%).

Mr. Dunn was awarded cash incentive compensation of $128,500 for 2008, or 51.4% of salary, of which 11.4% was based on the company’s net income and 40% based on the performance of our Arbor E&T unit. His 2008 unit goals included performing at a level of at least 90% under the quality measurement system for Arbor (5%), meeting state contract performance criteria (5%), avoiding penalties on a significant state contract (5%), achieving budgeted revenue (15%), meeting Arbor accounts receivable targets (5%) and budgeted Arbor contribution (15%).  Mr. Dunn attained all the goals except the Arbor quality and state contract performance criteria.  Mr. Dunn’s operations goals for 2009 are based on attaining targeted revenue from new contracts (5%), reauthorization of funding under the Workforce Investment Act (10%), avoiding penalties under a major state contract (5%), and achieving Arbor performance targets for revenue (10%), accounts receivable (5%), and contribution and margin (15%).

Restricted Stock Awards.  Under Mr. Gronefeld’s current employment agreement, he was awarded 100,000 restricted shares that will vest if ResCare meets a challenging net income target set by the board.  He was also awarded 300,000 restricted shares when the Executive Compensation Committee certified that ResCare had met a net income target of $19.5 million for the twelve-month period ended June 30, 2007. These awards are described more fully in the Compensation Discussion and Analysis above.

Each of the four named executives other than Mr. Gronefeld is eligible for awards of restricted stock based on both service-based and performance-based criteria.  Each received an award of 5,000 shares of restricted stock on July 15, 2008, having continued to be an employee on that date.  The market value of 5,000 shares during the period when the employment agreements were being negotiated in late 2007 and early 2008 was approximately $100,000.  Twenty-five percent of the restricted shares will vest on June 1 of each year, beginning on June 1, 2009 and ending on June 1, 2012, provided that we continue to employ the executive.

In addition, each of the four executives is eligible to receive an annual grant of restricted shares during the term of his employment agreement, provided that our net income is at least 95% of a net income target for the year that is at least 10% higher than the net income target for the preceding year, and that the executive continues to be employed by ResCare. The number of shares awarded each year is equal to $100,000 divided by the closing price of our common stock on the award date, which is the date we file our Form 10-K Annual Report with the SEC for the prior fiscal year. The awards will vest immediately. Because this performance test was not achieved for fiscal year 2008, no performance shares were issued to the executives.  The Company will make no other grants of restricted stock to Mr. Doran after his retirement date.

Under prior employment agreements, Messrs. Gronefeld, Miles, Doran and Dunn received grants of restricted stock in 2005 that vest if a three-year trailing EBITDA goal was attained.  ResCare’s aggregate EBITDA for 2006 through 2008 exceeded $336,955,000, the trailing EBITDA goal for that three-year period, and one-third of the shares subject to 2005 grants vested on March 15, 2009.

In case of an executive officer’s death, permanent disability or a “change of control” as defined in ResCare’s 2005 Omnibus Incentive Compensation Plan, all of the then-unvested restricted shares will vest immediately upon such occurrence for each of the executive officers.

Termination. If Mr. Gronefeld’s employment is terminated by ResCare without cause, if he terminates his employment for good cause as defined in his agreement, or if the employment agreement expires and the company elects not to renew it, Mr. Gronefeld is entitled to receive twice his then-current full base salary payable in equal monthly installments from the date of termination until March 15 of the calendar year following termination.  In the cases of the other four executive officers, if the employment agreement is terminated without cause by ResCare or is terminated because ResCare elects not to renew the employment agreement, the executive is entitled to receive his base salary for 12 months after termination.  If the executive voluntarily terminates his employment, or elects not to renew the employment agreement at the end of its term, he will receive his salary through the date of termination.  In all of these cases, the executive is also entitled to receive any earned but unpaid incentive bonus for a calendar year ending before or at termination.

If employment is terminated because of disability, each executive officer will continue to receive base salary until the earlier of the termination of the agreement or the commencement of disability benefits under the benefit plan. In addition, if the agreement terminates because of commencement of disability benefits and the disability benefits do not equal 100% of base salary, the executive will receive the difference between base salary and the disability payment until the agreement terminates due to disability as provided in the agreement.  The executive would also receive any earned but unpaid incentive bonus for a calendar year ending before termination.

If, within two years after a change of control, Mr. Gronefeld’s employment agreement is terminated either by ResCare without cause or by Mr. Gronefeld for good cause as defined in his agreement, he is entitled to receive the greater of the unpaid amount of his then-current base salary for the balance of the term of the agreement or three times his then-current base salary.  If Mr. Miles’ employment is terminated without cause by the company within two years after a change of control, he is entitled to receive a lump sum payment equal to two times his then current base salary.  He is also entitled to receive any earned but unpaid incentive bonus for a calendar year ending before termination and a pro-rated incentive bonus for the current year through the date of termination.

Restrictive covenants. Each executive officer agrees not to compete with ResCare during employment and for a stated period of time after termination of his or her employment: 24 months in the case of Mr. Gronefeld and 12 months in the cases of Messrs. Dunn, Kelley and Miles. Each executive officer also agrees to maintain confidentiality of ResCare’s information and not to disparage ResCare or its employees.

Other provisions. The company also agreed to provide a leased car for Mr. Dunn during the term of his employment agreement.   In addition, the company will pay for Messrs. Dunn and Gronefeld the portion of reasonable and customary costs of an annual executive physical at the Mayo Clinic or other comparable facility that are not paid by health insurance.

Doran Retirement Agreement

On June 27, 2008, Mr. Doran notified the board of directors of his intent to retire as president of our Employment and Training Services Group.  Mr. Doran’s employment agreement was amended on December 7, 2008, and provides that he would retire effective January 9, 2009.  Mr. Doran will continue to receive installments of his base salary at its 2008 level for the 12 months following his retirement date.  The amendment also accelerated the vesting of restricted stock subject to time-vesting granted under a prior employment agreement and 5,000 restricted shares of common stock awarded on July 15, 2008 under his current employment agreement to the date of his retirement. Restricted stock subject to performance vesting granted under Mr. Doran’s prior employment agreement will vest on the scheduled vesting dates only to the extent that the applicable three-year trailing EBITDA targets are satisfied.  For 2009, ResCare will pay the portion of reasonable and customary costs of an annual physical examination that are not paid by Mr. Doran’s health insurance. Mr. Doran will be entitled to no other health care benefits after the retirement date, except the right under federal law to pay the premium for continued health care benefits provided by ResCare. Mr. Doran’s covenants not to compete with ResCare during his employment and for twelve months after termination of his employment, to maintain confidentiality of ResCare information and not to disparage ResCare or its employees remain in effect.

The table on the following page shows current holdings of stock options and restricted stock awards by the named executives. The vesting schedules for these awards are described in the footnotes. The market value of stock awards is based on the closing price of ResCare stock on December 31, 2008, which was $15.02. For shares that are performance-based, the market value assumes satisfaction of the criterion for vesting.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan
								Plan		Awards:
								Awards:		Market or
								Number		Payout
					Number			of		Value of
					of		Market	Unearned		Unearned
					Shares		Value of	Shares,		Shares,
					or Units		Shares or	Units or		Units or
	Number of	Number of			of Stock		Units of	Other		Other
	Securities	Securities			That		Stock	Rights		Rights
	Underlying	Underlying	Option		Have		That	That		That Have
	Unexercised	Unexercised	Exercise	Option	Not		Have Not	Have Not		Not
	Options (#)	Options (#)	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)(1)	(#)		($)(1)
Ralph G. Gronefeld	—	—	—	—	1,479	(2)	$22,215	100,000	(3)	$1,502,000
					5,921	(4)	88,933
					2,559	(5)	38,436
					7,676	(6)	115,294
					180,000	(7)	2,703,600
David W. Miles	10,000	—	$12.27	4/01/2010	1,214	(5)	18,234	—		—
					3,641	(6)	54,688
					1,837	(8)	27,592
					3,673	(9)	55,168
					1,325	(10)	19,902
					2,650	(11)	39,803
					5,000	(12)	75,100
Patrick G. Kelley	—	—	—	—	5,000	(12)	75,100	—		—
Vincent F. Doran					1,110	(13)	16,672	—		—
					4,439	(4)	66,674
					1,920	(13)	28,838
					5,757	(6)	86,470
					2,755	(13)	41,380
					5,509	(9)	82,745
					1,987	(13)	29,845
					3,975	(11)	59,705
					5,000	(13)	75,100
Paul G. Dunn	—	—	—	—	740	(2)	11,115	—		—
					2,960	(4)	44,459
					1,280	(5)	19,226
					3,838	(6)	57,647
					1,837	(8)	27,592
					3,673	(9)	55,168
					1,325	(10)	19,902
					2,650	(11)	39,803
					5,000	(12)	75,100

(1)           Based on closing price of $15.02 per share on December 31, 2008.

(2)           The shares vest on December 31, 2009.

(3)           The shares vest in their entirety if the net income target established by the executive compensation committee for these shares is met.

(4)           The shares vest in one-half increments on March 15, 2009 and 2010 only if the three-year trailing EBITDA target is met for each vesting date.

(5)           The shares vest in one-half increments on December 31, 2009 and 2010.

(6)           The shares vest in one-third increments on March 15, 2009, 2010 and 2011 if the three-year trailing EBITDA target is met for each vesting date.

(7)           The shares vest in one-third increments on January 1, 2009, 2010 and 2011.

(8)                                  The shares vest in one-third increments on December 31, 2009, 2010 and 2011.

(9)           The shares vest in one-third increments on March 15, 2010, 2011 and 2012 if the three-year trailing EBITDA target is met for each vesting date.

(10)         The shares vest in one-third increments on December 31, 2010, 2011 and 2012.

(11)         The shares vest in one-third increments on March 15, 2011, 2012 and 2013 only if the three-year trailing EBITDA target is met for each vesting date.

(12)         The shares vest in one-fourth increments on June 1, 2009, 2010, 2011 and 2012.

(13)         The shares vest on January 9, 2009.

Option Exercises and Stock Vested

The following table provides information about options exercised and vesting of stock awards held by named executive officers in 2008.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ralph G. Gronefeld	35,197	$540,066	65,717	$1,564,986
David W. Miles	—	—	606	9,102
Patrick G. Kelley	—	—	—	—
Vincent F. Doran	4,379	67,130	4,288	71,240
Paul G. Dunn	—	—	2,858	47,482

Potential Payments Upon Termination or Change-In-Control

The following table provides information about payments or benefits that would be due to the named executive officers under the terms of their current employment agreements if the employment agreement is terminated or there is a change in control of the company. These amounts assume cash incentive compensation payment at 100% of targeted incentive compensation which equals 100% base salary and termination or a change in control on December 31, 2008. Any payments upon termination of employment or change in control are governed by the executives’ employment agreements and the stock option or restricted stock award agreements. If there is a change in control, all unvested restricted stock vests immediately and any outstanding stock options vest immediately.

Under the restricted stock award and stock option award agreements, which are ResCare’s standard form agreements for employees awarded restricted stock or stock options, a change in control is defined in ResCare’s 2005 Omnibus Incentive Compensation Plan as (i) an event or series of events which have the effect of any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, with certain exceptions, becoming the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 30% or more of the combined voting power of the company’s then outstanding capital stock; (ii) any merger, consolidation, share exchange, recapitalization or other transaction in which any person becomes the beneficial owner of 30% or more of the combined voting power of the company’s then outstanding capital stock; (iii) the persons who were directors immediately before a transaction shall cease to constitute a majority of the board of directors of the company or any successor to the company; (iv) disposition of the company pursuant to a partial or complete liquidation, sale of assets, or otherwise. Provided, however, that if the executive compensation committee believes an award will constitute “deferred compensation” pursuant to Internal Revenue Code Section 409A, the committee may provide that “Change in Control” for that award will have the meaning given in guidance from the Internal Revenue Service construing that term for purposes of allowable triggers for payment of deferred compensation.

Payments Under Termination	Non-Renewal by Company	Involuntary Not - For - Cause Termination (no change in control)		Involuntary Termination (change in control)	Death or Disability
Severance (2009 Base Salary and Target Bonus)
Ralph G. Gronefeld	$1,320,000	$1,320,000	(1)	$1,760,000	$440,000
David W. Miles	600,000	600,000		900,000	300,000
Patrick G. Kelley	700,000	700,000		700,000	350,000
Paul G. Dunn	525,000	525,000		525,000	262,500

Stock Options
Ralph G. Gronefeld	0	0		0	0
David W. Miles	0	0		0	0
Patrick G. Kelley	0	0		0	0
Paul G. Dunn	0	0		0	0

Restricted Stock (2)
Ralph G. Gronefeld	0	0		4,470,478	4,470,478
David W. Miles	0	0		290,487	290,487
Patrick G. Kelley	0	0		75,110	75,110
Paul G. Dunn	0	0		350,012	350,012

Total
Ralph G. Gronefeld	$1,320,000	$1,320,000		$6,230,478	$4,910,478
David W. Miles	600,000	600,000		1,190,487	590,487
Patrick G. Kelley	700,000	700,000		775,110	425,110
Paul G. Dunn	525,000	525,000		875,012	612,512

(1)                                  If Mr. Gronefeld voluntarily terminates his employment for Good Reason, as provided in his employment agreement discussed above, he would receive the same amounts as shown in the table for Involuntary Not-for-Cause Termination (no change in control).

(2)                                  Values of unvested shares that automatically vest upon the change in control.

Under the executive officers’ employment agreements, regardless of the manner of termination of an executive officer’s employment, he or she is entitled to receive the following amounts earned during his or her employment:

•                                          Base salary until date of termination;

•                                         Earned but unpaid cash incentive compensation for the calendar year preceding termination (except termination for cause in which case no incentive compensation for the calendar year in which employment is terminated shall be paid);

•                                          Unused paid time off;

•                                          Amounts accrued and vested in the company’s 401k plan;

•                                         Vested stock options may be exercised within three months after termination except for termination for cause, in which case any unexercised options are forfeited; and

•                                          All unvested restricted stock is forfeited.

Compensation of Directors

Directors who are employees of ResCare receive no compensation for their services as directors. On September 1, 2008, changes to the fees payable to our non-employee directors took effect:

•                                          the annual cash retainer increased from $25,000 to $36,000;

•                                          the fee for each board meeting attended increased from $1,500 to $2,500;

•                                            the fee for each committee meeting attended increased from $750 to $1,000, except with respect to audit committee meetings;

•                                          the fee for each audit committee meeting attended increased from $750 to $2,500;

•                                          the annual cash retainer for the chairs of all committees except the audit committee increased from $3,000 to $18,000;

•                                          the annual cash retainer for the chair of the audit committee increased from $12,000 to $24,000; and

•                                          an annual cash retainer of $72,000 was established for the chair of the board of directors.

In addition to the above compensation, our non-employee directors will continue to receive an annual grant of 2,000 shares of restricted stock on July 1 of each year with the restricted stock to vest over a three-year period beginning on the first anniversary of the grant.

The ResCare Non-Employee Director Deferred Stock Compensation Program provides that non-employee directors may defer their director fee payments and receive such deferred payments in the form of ResCare common share units. The program was described in the company’s Report on Form 8-K filed on January 24, 2006. Ms. Kirtley, Dr. Braddock, and Mr. Hallagan have elected to defer some or all of their director compensation under the program.

The following chart shows compensation paid or awarded to our eight non-employee directors for the year ended December 31, 2008.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
James H. Bloem	$50,167	$35,540	$85,707
David Braddock (2)(3)	55,167	35,540	90,707
William E. Brock	52,917	35,540	88,457
Ronald G. Geary (4)	285,000	-0-	285,000
Robert Hallagan (3)	61,667	35,540	97,207
Olivia F. Kirtley (3)	66,167	35,540	101,707
Robert M. LeBlanc (5)	59,167	-0-	59,167
Steven S. Reed	56,667	35,540	92,207

(1)           The fair value of restricted stock is based on the market value of the common stock on the date of grant. The stock award vests over a three-year period beginning on the first anniversary of the grant date.

(2)           The fees for Dr. Braddock are paid to University Physicians, Inc., the Colorado University faculty practice plan of which Dr. Braddock is a member.

(3)           Ms. Kirtley, Mr. Hallagan and Dr. Braddock defer some or all of their directors fees under the Non-Employee Directors Stock Compensation Plan described above. The amounts deferred are $27,583 for Dr. Braddock, $30,833 for Mr. Hallagan and $66,167 for Ms. Kirtley. These amounts are included as “Fees Earned or Paid in Cash.”

(4)           On April 24, 2006, ResCare entered into an agreement with Mr. Geary pursuant to which he served a one-year term as non-executive chairman of the board following his retirement as president and chief executive officer effective June 22, 2006.  In February 2007, the agreement was extended for an additional year.  Under the agreement, Mr. Geary received $950,000 per year, payable in quarterly installments, from July 1, 2006 through the June 27, 2008 annual meeting.  Effective September 1, 2008, Mr. Geary began to receive the director retainer and fees outlined above.

(5)           The director fees for Mr. Le Blanc are paid to Onex Partners Management LP. Mr. Le Blanc declined the annual restricted stock grant awarded in July 2008 based on the policies of his employer.

Report of the Audit Committee

The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and directing to ResCare’s management in the best long-term interests of ResCare and its shareholders. The audit committee serves to oversee ResCare’s accounting and financial reporting process and audits of ResCare’s financial statements on behalf of the board.

The audit committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules and it operates under a written charter adopted by the board. The committee reviews and assesses the adequacy of its charter annually. As more fully described in its charter, the purpose of the audit committee is to assist the board in its general oversight of ResCare’s financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal control over financial reporting. The independent auditing firm KPMG LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (U. S.) and for auditing the effectiveness of internal control over financial reporting as stipulated under Section 404 of the Sarbanes-Oxley Act.

In fulfilling its oversight responsibilities, the audit committee reviewed with management and with KPMG LLP each quarterly earnings release, the condensed consolidated financial statements in ResCare’s three Quarterly Reports on Form 10-Q during 2008, and the audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2008.  In the course of their review, the audit committee discussed with management the quality and the acceptability of significant financial reporting issues, the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee reviewed with KPMG LLP their judgments as to the quality, and not just the acceptability, of ResCare’s accounting principles and such other matters as are required to be discussed with the audit committee under U. S. generally accepted auditing standards. KPMG LLP also provided to the audit committee the written disclosures of all independence-related relationships as required by professional standards and other regulatory requirements and the communications required under Statement on Auditing Standards No. 61 (Communications with Audit Committee).

The audit committee discussed with the independent auditors the overall scope and plans for their audit and pre-approved the audit services and permitted non-audit related services to be performed by them. The audit committee adopted a fee schedule for the audit, other audit related services and other anticipated services. In addition the audit committee considered any proposed services that had not been approved as part of the annual process. During 2008, there were no services performed without approval under the de minimis provisions of the Sarbanes-Oxley Act.

The audit committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of ResCare’s internal control over financial reporting, and the overall quality of ResCare’s financial reporting. The audit committee also meets with ResCare’s internal auditors, with and without management present, to provide guidance on the overall scope of the auditors’ activities and to review the results of their examinations. The audit committee also meets periodically with

ResCare’s general counsel, chief compliance officer, chief financial officer and vice president of internal audit about significant risks and exposures and assesses actions taken to minimize such risks.

The audit committee reviewed and discussed ResCare’s progress on compliance with Section 404 of the Sarbanes-Oxley Act, including KPMG LLP’s compliance with the Public Company Accounting Oversight Board’s Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board directed) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The audit committee has selected KPMG LLP as ResCare’s independent auditors for the year ending December 31, 2009.

AUDIT COMMITTEE

Olivia F. Kirtley, Chair

Robert E. Hallagan

William E. Brock

James H. Bloem

SELECTION OF INDEPENDENT AUDITORS

(Item 2 on the Proxy Card)

The audit committee has selected the firm of KPMG LLP as the independent auditors for ResCare to audit its consolidated financial statements for the fiscal year ending December 31, 2009. KPMG LLP has served as the independent auditors for ResCare for all fiscal years beginning with the fiscal year ended December 31, 1989 and is, therefore, familiar with the affairs and financial procedures of ResCare. A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. ResCare has historically submitted this item for ratification by shareholders. If shareholders do not approve this proposal, the audit committee will consider soliciting proposals from other firms for independent auditor services.

The following table presents fees for professional services rendered by KPMG LLP for the audit of the company’s annual financial statements for 2008 and 2007 and fees billed for other services rendered by KPMG LLP.

	2008	2007
Audit fees	$1,286,595	$1,124,300
Audit-related fees	—	—

Audit and audit-related fees	$1,286,595	$1,124,300
Tax fees	20,445	—
All other fees	—	—
Total fees	$1,307,040	$1,124,300

Audit fees include fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in our quarterly reports, and statutory audits. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.  Tax fees included international tax compliance and consultation services.

The board of directors recommends that the shareholders vote “FOR” ratification of the selection of KPMG LLP as ResCare’s independent auditors.

OTHER MATTERS

Shareholders’ Proposals for the 2010 Annual Meeting

Under Rule 14a-8 promulgated under the Exchange Act, ResCare shareholders may present proposals to be included in the ResCare proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to ResCare in a timely manner. Any such proposal must comply with Rule 14a-8.

ResCare’s bylaws require shareholders who intend to propose business for consideration by shareholders at an annual meeting, other than shareholder proposals that are included in the proxy statement, to give written notice to the Secretary of ResCare not less than sixty days and not more than ninety days before the annual meeting. If shareholders receive less than seventy days notice or prior public disclosure of the date of the meeting, the Secretary of ResCare must receive notice of business to be proposed not later than the tenth day following the day on which ResCare mailed or publicly disclosed notice of the annual meeting. A shareholder must submit a matter to be raised at ResCare’s 2010 annual meeting and included in the proxy statement no later than December 30, 2009 and must include a brief description of the business, the reasons for conducting such business, any material interest the shareholder has in such business, the name and address of the shareholder as they appear on ResCare’s books and the class and number of ResCare common shares the shareholder beneficially owns.

SEC Rule 14a-8 sets forth standards for what shareholder proposals ResCare is required to include in a proxy statement for an annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires ResCare’s directors and executive officers and people who own more than 10 percent of ResCare’s common shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports, one report was filed late on behalf of each of Mr. Brock and Mr. Doran.  Mr. Brock’s report related to the annual grant of restricted stock to non-employee directors described under “Compensation of Directors” and Mr. Doran’s report related to his sale of ResCare common shares. There were no other late filings in 2008.

Miscellaneous

The board of directors does not know of any other business to be presented for consideration at the meeting. If other matters properly come before the meeting, the persons named in the accompanying proxy form intend to vote on such matters based on their best judgment.

ResCare will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of ResCare (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the shareholders they represent and ResCare will reimburse them for their expenses.

ResCare will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained in the report. ResCare will also furnish copies of any exhibits to the report upon request, but may charge a reasonable copying charge for them. Shareholders should address requests for copies of any of these materials to Nel Taylor, Chief Communications Officer, Res-Care, Inc., 9901 Linn Station Road, Louisville, Kentucky 40223.

By order of the Board of Directors

DAVID S. WASKEY
Secretary

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Please date, sign and return the enclosed proxy card in the enclosed envelope at your earliest convenience. Postage is not required if it is mailed in the United States.

The undersigned, a shareholder of RES-CARE, INC., a Kentucky corporation, hereby appoints DAVID W. MILES and DAVID S.WASKEY, and each of them, the true and lawful attorneys and proxy holders with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common shares of ResCare which the undersigned would be entitled to vote if personally present at the Meeting of Shareholders to be held at ResCare, 9901 Linn Station Road, 7th Floor, Louisville, Kentucky on Friday, June 26, 2009 at 10:00 a.m. local time, and at any adjournment thereof. The undersigned hereby revokes all proxies heretofore given and ratifies and confirms that the proxy holders appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement and a copy of ResCare’s Annual Report for the year ended December 31, 2008. YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. Please fold and detach card at perforation before mailing. c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509 RES-CARE, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Signature Date Signature, if held jointly. Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

This proxy, when properly executed, will be voted in accordance with any directions given and as provided in the accompanying proxy statement. Unless otherwise specified, the proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2. The Board of Directors recommends a vote FOR Proposals 1 and 2. 1. ELECTION OF DIRECTORS CLASS II (3-year term): James H. Bloem Steven S. Reed Vote FOR all nominees listed above WITHHOLD AUTHORITY to vote for all nominees listed above Vote FOR ALL EXCEPT To withhold authority to vote for any individual nominee, mark the box to the left and write that nominee’s name on the line below. 2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE 2009 FISCAL YEAR. FOR AGAINST ABSTAIN DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the meeting. Please fold and detach card at perforation before mailing. P R O X Y This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly. This Proxy is valid only when signed and dated.

As a participant in the Res-Care, Inc. Retirement Savings Plan (the “Plan”), you have the right to direct Bank of America, as Trustee of the Plan, regarding how to vote the shares of Res-Care, Inc. attributable to your individual account under the Plan.Your instruction to Bank of America will be tabulated confidentially. If your voting directions are not received by the proxy tabulator by Wednesday, June 24, 2009, the Trustee may vote the shares attributable to your account as specified by the applicable Plans. YOUR VOTE IS IMPORTANT Only the Trustee can vote your shares represented on this voting instruction form. To ensure your shares are represented at the Annual Meeting, please vote, sign and date this voting instruction form and return it promptly in the enclosed postage-paid envelope. Please fold and detach at perforation before mailing. PLEASE DATE, SIGN AND RETURN THIS VOTING INSTRUCTION FORM PROMPTLY USING THE ENCLOSED ENVELOPE. c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509 RES-CARE, INC. VOTING INSTRUCTION FORM FOR THE ANNUAL MEETING OF SHAREHOLDERS Date Signature Please sign exactly as name appears here, date, and return this voting instruction form promptly in the enclosed envelope. No postage required if mailed in the United States.

RES-CARE, INC. VOTING INSTRUCTION FORM This voting instruction form, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no directions are given, if the card is not signed, or if the card is not received by the proxy tabulator by June 24, 2009, the Trustee may vote shares credited to your account as specified by the applicable Plan. The Board of Directors recommends a vote FOR Proposals 1 and 2. 1. ELECTION OF DIRECTORS CLASS II (3-year term): James H. Bloem Steven S. Reed Vote FOR all nominees listed above WITHHOLD AUTHORITY to vote for all nominees listed above Vote FOR ALL EXCEPT To withhold authority to vote for any individual nominee, mark the box to the left and write that nominee’s name on the line below. 2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE 2009 FISCAL YEAR. FOR AGAINST ABSTAIN DISCRETIONARY AUTHORITY: To vote in the Trustee’s discretion upon such other business as may properly come before the meeting. Please fold and detach at perforation before mailing. P R O X Y This Voting Instruction Form is continued on the reverse side. Please sign on the reverse side and return promptly.